Exhibit 10.2
Final
EMPLOYMENT AGREEMENT
     THIS AGREEMENT, dated April    , 2010 is made by and between Getty Realty Corp. (the “Company”), a Maryland corporation, and David B. Driscoll (the “Executive”).
1. Employment. The Company hereby agrees to employ Executive, and Executive hereby agrees to be employed by the Company, upon the terms and subject to the conditions set forth in this Agreement.
2. Certain Definitions.
(a)	“Base Salary” is defined in Section 6(a).

(b)	“Bonus” is defined in Section 6(b).

(c)	“Automobile” is defined in Section 6(c).

(d)	“Benefits” is defined in Section 6(e).

(e)	“Board” means the Board of Directors of the Company.

(f)	“Cause” means a determination by the Compensation Committee that Executive’s service was terminated due to: (i) Executive’s conviction of any crime (whether or not involving the Company) constituting a felony in the applicable jurisdiction; (ii) conduct of Executive related to Executive’s service for which either criminal or civil penalties may be sought against Executive and/or the Company; (iii) material violation of the Company’s Business Conduct Guidelines, including, but not limited to those relating to sexual harassment, the disclosure or misuse of confidential information, or those set forth in other Company manuals or statements of policy; or (iv) serious neglect or misconduct in the performance of Executive’s duties for the Company or willful or repeated failure or refusal to perform such duties; provided, however, that no Cause shall exist involving clauses (iii) and (iv) above until Executive has first failed to cure such violation or conduct within thirty (30) days of having been given written notice by the Company (within a reasonable period of time after the Company becomes aware of such violation or conduct) specifying such violation or conduct, except if the Company deems the violation or conduct incurable, then there shall be no notice requirement or right to cure.

(g)	“Compensation Committee” means the Compensation Committee of the Board.

(h)	“Good Reason” means the occurrence of any of the following without the written consent of Executive: (i) a material diminution of Executive’s duties, responsibilities, authority, or title; (ii) a change in Executive’s reporting structure; (iii) a material failure of the Company to comply with its compensation and benefit obligations to Executive set forth in this Agreement; (iv) if Executive is not nominated for election to the Board; or (v) a material breach by the Company of any term or provision of this Agreement, provided, however, that Good Reason shall not exist unless (a) Executive provides the Company with written notice of Executive’s intention to terminate Executive’s employment for Good Reason (setting forth in reasonable detail the grounds therefore) no later than ninety (90) days following Executive’s knowledge of the action Executive believes provides Executive with Good Reason to terminate Executive’s employment, and (b) the Company fails to cure such actions or conduct within thirty (30) days following receipt of such written notice.

(i)	“Restricted Period” is defined in Section 11 (b)(i).

(j)	“Significantly Disabled.” For purposes of this Agreement, Executive shall be “Significantly Disabled” if Executive is incapable of performing his usual and customary duties under this Agreement, even with reasonable accommodation, due to a physical or mental impairment that is expected to result in death or can be expected to last for a continuous period of not less than twelve months.

(k)	“Effective Date” shall mean April 1, 2010.

(1)	“Term of Employment” is defined in Section 3.

(m)	“Renewed Term of Employment” is defined in Section 4.
3. Term of Employment. The period of Executive’s employment under this Agreement shall begin as of the Effective Date and shall continue until May 20, 2013 (the “Term of Employment”), unless sooner terminated in accordance with Section 7 below or unless renewed pursuant to Section 4 or extended by mutual written agreement of the parties.
4. Renewal. If this Agreement is not otherwise terminated, it will automatically renew for successive terms of one (1) year (each a “Renewed Term of Employment‘”) effective on the day after the Term of Employment or any Renewed Term of Employment ends, unless either party hereto gives written notice of non-renewal at least ninety (90) days prior to the end of the Term of Employment or Renewed Term of Employment, as applicable.
5. Duties and Responsibilities.
(a)	During the Term of Employment and any Renewed Term of Employment, Executive shall serve as the Company’s President and, beginning on or as soon as practicable after the next annual shareholders’ meeting of the Company that occurs after the Effective Date, Chief Executive Officer. Executive shall report solely to the Board. Executive shall be the most senior executive officer of the Company, and all other employees of the Company shall report to him. Executive shall perform the customary duties, have the customary responsibilities of President and Chief Executive Officer, including but not limited to setting policy, executing initiatives, setting employee compensation, hiring and terminating employees and such other duties as may be assigned to him by the Board from time to time, and in his role shall, subject to his responsibilities to the Board hereinabove provided, have the sole and exclusive authority over such duties and responsibilities.

(b)	If Executive’s employment with the Company terminates for any reason, Executive shall immediately resign his position as a member of the Board, and each other position that he then holds with the Company or any of its affiliates. If Executive fails to so resign, the Board shall thereupon have the right to remove Executive from all such positions without further action, deed, or notice.

(c)	Executive agrees to work full time for the Company and not to engage in other business, employment or, without the written consent of the Board (which will not be unreasonably withheld), other activities. Nothing in this Section 5(c) will prohibit Executive from devoting a reasonable amount of time to the management of his personal affairs or to civic, charitable or other similar activities.

(d)	Executive agrees (i) to comply with all applicable laws, rules and regulations, and all requirements of all applicable regulatory, self-regulatory, and administrative bodies; and (ii) to comply with the Company’s rules, procedures, policies, requirements, and directions.

(e)	In connection with his employment during the Term of Employment and Renewed Term of Employment, Executive shall be based at the Company’s principal executive offices in Jericho, New York, or such other location as shall be mutually agreed between Executive and the Company.
6. Compensation and Benefits.
(a)	Base Salary. During the Term of Employment or Renewed Term of Employment, if any, Executive shall receive a base salary (“Base Salary”) at a rate of $500,000 per annum (or such greater amount as shall be recommended by the Compensation Committee), payable monthly or more frequently in accordance with the Company’s practice as applied to other senior executives. Such base salary shall be reviewed at least annually.

(b)	Bonus. During the Term of Employment or Renewed Term of Employment, if any, Executive shall be eligible for an annual cash bonus as determined by the Compensation Committee in its discretion based on Executive’s performance relative to the achievement of performance goals, benchmarks, and other criteria established by the Compensation Committee in consultation with Executive on an annual basis. Payment of any bonus shall be made, if at all, on or after January 1, but no later than March 15, of the year after the year in which the performance period ended; so long as Executive is actively employed at the end of the performance period.

(c)	Automobile. During the Term of Employment or Renewed Term of Employment, if any, the Company shall provide Executive with use of an automobile and shall pay fuel, oil and other vehicle necessities and maintenance and repairs cost and expenses for the automobile, consistent with the Company’s current policies for its Chief Executive Officer.

(d)	Equity Compensation. Executive shall be eligible for equity awards under the terms of the Getty Realty Corp. 2004 Omnibus Incentive Compensation Plan, or any successor thereto, as determined by the Compensation Committee.

(e)	Benefits. During the Term of Employment or Renewed Term of Employment, if any, Executive shall be entitled to participate in or receive benefits under the employee benefit plans (including health, welfare, insurance plans, retirement plan and supplemental retirement plan) and other arrangements made available by the Company, consistent with the Company’s current policies for its Chief Executive Officer or any changes in such policies which are consistent with changes applicable to all of the Company’s senior executives (collectively “Benefits”).

(f)	Vacation. During the Term of Employment or Renewed Term of Employment, if any, Executive shall be entitled to vacation leave consistent with the Company’s policies for its Chief Executive Officer as in effect from time to time, provided that the Executive shall be entitled to at least four (4) weeks of vacation annually.

(g)	Business Expenses. The Company shall reimburse Executive for all reasonable travel and other business expenses incurred by Executive in the performance of his duties to the Company hereunder provided that such expenses are incurred for business reasons and accounted for in accordance with the Company’s policy.

(h)	No Waiver. Executive shall also be entitled to such other benefits or terms of employment as are provided by law.
7. Termination of Employment. Executive’s employment hereunder may be terminated by :he Company or Executive, as applicable, without any breach of this Agreement only under the following circumstances:
(a)	Death. Executive’s employment hereunder shall terminate upon his death.

(b)	Disability. If a physician mutually agreed upon by Executive and the Company determines that Executive is Significantly Disabled during the Term of Employment, the Company may give Executive written notice of its intention to terminate Executive’s employment. In such event, Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by Executive, provided that within the 30 days after such receipt, Executive shall not have returned to full-time performance of his duties with or without a reasonable accommodation.

(c)	Cause. The Company may terminate Executive’s employment hereunder for Cause.

(d)	Without Cause. The Company may terminate Executive’s employment at any time hereunder without Cause upon 30 days’ prior written notice. Failure of the Company to appoint Executive as Chief Executive Officer as provided in Section 5(a) constitutes a termination of Executive’s employment without Cause under this Section 7(d).

(e)	With Good Reason. Executive may terminate his employment with the Company with Good Reason.

(f)	Expiration of Term of Employment and Ninety Day Notice Not to Renew. Executive’s employment hereunder shall terminate upon expiration of the Term of Employment or any Renewed Term of Employment upon written notice by either party provided ninety (90) days before the expiration of the Term of Employment or Renewed Term of Employment, as applicable, in accordance with Section 4, above. The giving of notice by the Company not to renew shall not constitute a termination without Cause. The giving of notice not to renew by the Executive shall not constitute a resignation with Good Reason.

(g)	Notice of Termination. Any termination of Executive’s employment hereunder (other than by reason of Executive’s death or expiration of the Term of Employment or Renewed Term of Employment, if any) shall be communicated by a notice of termination to the other parties hereto. For purposes of this Agreement, a “notice of termination” shall mean a written notice which (i) indicates the specific termination provision in the Agreement relied upon, (ii) sets forth in reasonable detail any facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision indicated and (iii) specifies the effective date of the termination.
8. Compensation Following Termination of Employment. Upon termination of Executive’s employment under this Agreement, Executive (or his designated beneficiary or estate, as the case may be) shall be entitled to receive the following compensation:
(a)	Base Salary and Accrued but Unpaid Expenses and Vacation. The Company shall pay Executive any Base Salary for services rendered to the date of termination, any accrued but unpaid expenses required to be reimbursed under this Agreement, and any vacation accrued, but unused, to the date of termination.

(b)	Other Compensation and Benefits. Except as otherwise provided under this Agreement,
(i)	any other compensation or benefits to which Executive may be entitled at the time of termination shall be determined and paid in accordance with the terms of such plans, policies and arrangements providing such compensation or benefits, and

(ii)	except as provided hereunder, Executive shall have no right to receive any other compensation, or to participate in any other plan, arrangement or benefit, with respect to future periods after such termination or resignation.
(c)	Additional Compensation Payable Following Termination Without Cause or Resignation With Good Reason. Subject to Section 23(b), if Executive’s employment shall terminate without Cause (pursuant to Section 7(d)) or if Executive should resign with Good Reason (pursuant to Section 7(e)), and subject to Executive’s execution and non-revocation of a general release in form and substance acceptable to the Company and Executive (that will not contain any non-competition or non-solicitation covenants broader or different than those contained in this Agreement), beginning on the 60th day following the date of termination, the Company shall provide the following compensation and benefits to Executive:
(i)	Base Salary. The Company shall pay Executive a severance benefit equal to the greater of (A) the remaining Base Salary payments to which Executive would be entitled for the remainder of the Term of Employment (or if this Agreement is renewed, the Renewed Term of Employment) if such termination had not occurred or (B) one year’s payment of Base Salary. Such payments shall be made at the same time and in the same manner as such compensation had been paid prior to such termination of employment, provided, however, that the initial payment shall include Base Salary amounts for all payroll periods from the date of termination through the date of such initial payment.

(ii)	Bonus. For each full or partial calendar year remaining in the Term of Employment (or if this Agreement is renewed, the Renewed Term of Employment), the Company shall pay Executive an amount equal to the amount of the annual cash bonus, if any, earned by and paid to Executive under Section 6(b) for the last completed fiscal year before the year in which his employment terminates, payable at the time bonus payments are made to senior executives of the Company.

(iii)	Continuation of Benefits. The Company shall make all necessary payments for and provide all Benefits to Executive under this Agreement as if his employment had continued until the end of the Term of Employment (or if this Agreement is renewed, until the end of the Renewed Term of Employment) or for one year, whichever is greater.
(d)	Compensation Upon Death or Significant Disability. Upon death or Significant Disability, Executive (or such payee as Executive shall have designated on the signature page hereof) shall be entitled to six months of the then current Base Salary. Payments of Base Salary pursuant to this Section 8(d) shall be made in one lump sum, payable on the 30th day following the date of Executive’s termination of employment due to his death or Significant Disability.

(e)	No Other Compensation. If Executive’s employment is terminated by reason of Cause or resignation without Good Reason by Executive or Executive giving the Company a notice of non-renewal, if any, then Executive shall not be entitled to any other compensation or benefits from the Company except as described in Section 8(a) and (b) above.

(f)	Mitigation. The Company agrees that Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to Executive by the Company pursuant to Section 8(c). Further, the amount of any payment or benefit provided for in Section 8(c) shall not be reduced by any compensation earned by Executive as the result of employment by another employer, by retirement benefits, or offset against any amount claimed to be owed by Executive to the Company or any of its subsidiaries, or otherwise, unless Executive breaches the provisions of Section 11.
9. Survival. The expiration or termination of the Term of Employment or Renewed Term of Employment, if any, shall not impair the rights or obligations of any party hereto which shall have accrued hereunder prior to such expiration.
10. Disputes. In the event of any dispute or controversy arising under, out of, in connection with or in relation to this Agreement, the parties agree first to engage in prompt and serious good faith discussions to resolve the dispute. If such discussions fail to resolve the dispute within thirty days, the parties shall try to resolve the dispute through mediation using the services of the American Arbitration Association. If such mediation fails to resolve the dispute, the dispute shall be finally determined and settled by arbitration in New York, New York, in accordance with the rules and procedures of the American Arbitration Association, and judgment upon the award may be entered in any court having jurisdiction thereof. In such arbitration, each party shall bear its own legal fees and related costs, unless the arbitrator determines that Executive substantially prevails in such arbitration, in which case the Company shall pay Executive reasonable attorneys’ fees and costs. Any arbitration pursuant to this Section 10 shall be conducted before a panel of three AAA arbitrators (the “Arbitrator(s)”). If the Company and Executive cannot agree on the three Arbitrators within 20 days of the filing of a demand for arbitration, the Company and Executive shall each select one Arbitrator and agree that AAA shall select the third Arbitrator. The arbitration shall take place in New York, New York. In accordance with Section 13 of this Agreement, the Arbitrator(s) shall apply New York law to the merits of any dispute or claim, without reference to rules of conflict of law. Any arbitration proceedings, decision or award rendered hereunder, and the validity, effect and interpretation of this arbitration provision, shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq. To the extent that any claim is found not to be subject to arbitration, such claim shall be either decided by the U.S. District Court for the Southern District of New York, or the Supreme Court in and for any county contained within the Southern District of New York.

11. Restrictive Covenants.
(a)	Confidentiality.
(i)	During Executive’s Term of Employment or Renewed Term of Employment, if any, with the Company, and following the termination of Executive’s employment with the Company for any reason, Executive will not use or disclose to any individual or entity any Confidential Information (as defined below) except (i) in the performance of Executive’s duties for the Company, (ii) as authorized in writing by the Company, or (iii) as required by law or legal process, provided that prior written notice of such required disclosure is provided to the Company and that all reasonable efforts to preserve the confidentiality of such information shall be made.

(ii)	As used herein, “Confidential Information” shall mean information that (i) is used in the Company’s business, (ii) the Company treats as proprietary, private or confidential, and (iii) is not generally known to the public or the trade. “Confidential Information” includes, without limitation, information relating to the Company’s products or services; marketing, selling or business or development plans; current or prospective customer, client, landlord, owner and tenant lists and data, trade secrets, call lists, manuals, policies, memoranda, notes, records, technical data, sketches, plans, drawings, formulae, research and development data, sources of supply and material, operating and cost data, financial information and personnel information. “Confidential Information” also includes proprietary and/or confidential information of the Company’s customers, clients, landlords, owners, tenants, suppliers and business or joint venture partners who may share such information with the Company pursuant to a confidentiality agreement or otherwise. “Confidential Information” shall not include the contact information located on Executive’s rolodex (whether paper or electronic).
(b)	Non-Competition. In consideration of Executive’s employment or the continuation of Executive’s employment with the Company and the access to Confidential Information provided by the Company, including customer, client, landlord, owner and tenant contact information, Executive agrees and covenants that:
(i)	Executive shall not, in any states where the Company does business, enter into competition (as defined below) with the Company during Executive’s Term of Employment or Renewed Term of Employment, if any, with the Company and following the termination of his employment for any reason other than expiration of the Term of Employment or any Renewed Term of Employment in accordance with Section 4, above, for (A) if a severance benefit is payable under Section 8(c)(i), the period during which such severance benefit is payable, or (B) if no severance benefit is payable under Section 8(c)(i), one year following such termination of employment (the “Restricted Period”).

(ii)	As used herein, the term “competition” shall mean the direct or indirect ownership, management, employment or other participation in any business whose products or activities compete in whole or in part with the services or activities of the Company or any of its subsidiaries, including, without limitation, any real estate investment trust or other business which manages, or owns and operates, or purchases and sells service stations, convenience stores and petroleum distribution terminals, provided, however, that Executive may acquire up to two percent of any class of securities of any enterprise if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended.
(c)	Non-Solicitation.
(i)	While employed by the Company and during the Restricted Period or for a period of six months following expiration of the Term of Employment or any Renewed Term of Employment in accordance with Section 4, as applicable, Executive shall not in any capacity employ or solicit for employment, or recommend that another person employ or solicit for employment, any person who is then and was at any time during Executive’s employment an employee, sales representative or agent of the Company or any subsidiary or affiliate of the Company.

(ii)	Executive agrees that while employed by the Company and during the Restricted Period or for a period of six months following expiration of the Term of Employment or any Renewed Term of Employment in accordance with Section 4, as applicable, he will not, on behalf of himself, or any other person, firm or corporation, solicit for the benefit of a business or organization that manages, or owns and operates, or purchases and sells service stations, convenience stores and petroleum distribution terminals, any of the Company’s customers, clients, landlords, owners, tenants, and business or joint venture partners with whom he has had contact while working for the Company; nor will Executive in any way, directly or indirectly, for himself, or any other person, firm, corporation or entity, divert, or take away for the benefit of a business or organization that manages, or owns and operates, or purchases and sells service stations, convenience stores and petroleum distribution terminals any of the Company’s customers, clients, landlords, owners, tenants, suppliers and business or joint venture partners with whom Executive has had contact. For purposes of this Section, the term “contact” shall mean engaging in any communication, whether written or oral, with the customer, client, landlord, owner, tenant, supplier and business or joint venture partner or any representative thereof, or obtaining any information with respect to such customer, client, landlord, owner, tenant, supplier and business or joint venture partner or representative thereof.
(d)	Remedies for Breach of Confidentiality, Non-Competition and Non-Solicitation Provisions of this Agreement. Executive acknowledges that this Section 11, its terms and his compliance are necessary to protect the Company’s Confidential and Proprietary Information, its business and its goodwill, and that a breach of any of Executive’s promises contained in this Section 11 will irreparably and continually damage the Company to an extent that money damages may not be adequate. For these reasons, Executive agrees that in the event of a breach or threatened breach by Executive of this Section 11, the Company shall be entitled to a temporary restraining order and preliminary injunction restraining Executive from such breach, without the posting of a bond. Nothing contained in this Section shall be construed as prohibiting the Company from pursuing any other remedies available for such breach or threatened breach or any other breach of this Agreement. The Company and Executive further acknowledge and agree that it may be difficult, if not impossible; to compute the actual damages that will be suffered by the Company upon Executive’s violation of this Section 11. It is agreed, therefore, that in the event Executive breaches these provisions, Executive shall pay to the Company liquidated damages of a full year’s salary during any period of breach and forfeit any payments due under Agreement, or any actual damages that the Company may incur as a result of such breach, whichever amount is greater, in addition to any other damages, including without limitation punitive damages, attorney’s fees and costs, awarded by a court or arbitrator related to any breach of these provisions.

(e)	Effect of Termination of Employment. Notwithstanding the provisions of Section 7(e) of this Agreement, the period of Executive’s employment for purposes of determining the applicability of the restrictions contained in Section 11 of this Agreement shall include any period during which Executive is employed by the Company’s successors or assigns. Upon termination of employment, as defined herein and for whatever cause, Executive shall immediately deliver to the Company or its successors or assigns, all Company property, including without limitation all Confidential Information as defined above.
12. Withholding of Taxes. The Company shall withhold from any compensation and benefits payable under this Agreement all applicable federal, state, local, or other taxes.
13. Binding on Successors. This Agreement shall be binding upon and inure to the benefit of the Company, Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. The Company shall cause any successor to all or substantially all of its assets or business to assume this Agreement.
14. Governing Law. This Agreement is being made and executed in and is intended to be performed in the State of New York, and shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of New York without regard to its conflict or choice of law rules.
15. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. If any part of this Agreement is found to be unreasonable, then it may be amended by appropriate order of a court of competent jurisdiction to the extent deemed reasonable.
16. Notices. Any notice, request, claim, demand, document and other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent, by telex, telecopy, facsimile transmission, or certified or registered mail, postage prepaid, as follows:
If to the Company, addressed to:
125 Jericho Turnpike, Suite 103
Jericho, NY 11753-1016
Attn: General Counsel
If to Executive, to him at the address set forth below under his signature;
With a courtesy copy to:
Outten & Golden LLP
3 Park Avenue, 29th Floor
New York, NY 10016
Attn: Wendi S. Lazar, Esq.
or at any other address as any party shall have specified by notice in writing to the other parties in accordance herewith.
17. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. This Agreement shall not become enforceable until executed by the Company.
18. Entire Agreement. The terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to the employment of Executive by the Company, may not be contradicted by evidence of any prior or contemporaneous agreement and supersedes any and all prior agreements. The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.
19. Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and a disinterested director of the Company or by an arbitrator or court seeking to render enforceable through “judicial” modification an otherwise unenforceable provision. By an instrument in writing similarly executed, Executive or the Company may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or perform, provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.
20. No Inconsistent Actions; Cooperation.
(a)	The parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

(b)	Each of the parties hereto shall cooperate and take such actions, and execute such other documents as may be reasonably requested by the other in order to carry out the provisions and purposes of this Agreement.
21. No Alienation of Benefits. To the extent permitted by law the benefits provided by this Agreement shall not be subject to garnishment, attachment or any other legal process by the creditors of Executive, his beneficiary or his estate.
22. Indemnification. The Company shall provide indemnification to Executive to the extent permitted by the Company’s corporate bylaws and under Maryland law.
23. Section 409A.
(a)	General. The parties acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and the parties agree to use their best efforts to achieve timely compliance with, Section 409A of the Code, and the Department of Treasury Regulations and other interpretive guidance promulgated thereunder (collectively, “Section 409A”), including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any compensation or benefits payable or provided under this Agreement may be subject to Section 409A, the Company may adopt (without any obligation to do so or to indemnify Executive for failure to do so) such limited amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company reasonably determines are necessary or appropriate to (i) exempt the compensation and benefits payable under this Agreement from Section 409A and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (ii) comply with the requirements of Section 409A. No provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from Executive or any other individual to the Company or any of its affiliates, employees or agents.

(b)	Separation from Service Under 409A. Notwithstanding any provision to the contrary in this Agreement:

(i)	No amount shall be payable pursuant to Section 8(c) unless the termination of Executive’s employment constitutes a “separation from service” within the meaning of Section 1.409A-l(h) of the Department of Treasury Regulations;

(ii)	If Executive is deemed at the time of his separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the termination benefits to which Executive is entitled under this Agreement (after taking into account all exclusions applicable to such termination benefits under Section 409A), including, without limitation, any portion of the additional compensation awarded pursuant to Section 8(c), is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s termination benefits shall not be provided to Executive prior to the earlier of (1) the expiration of the six-month period measured from the date of Executive’s “separation from service” with the Company (as such term is defined in the Department of Treasury Regulations issued under Section 409A) or (2) the date of Executive’s death. Upon the earlier of such dates, all payments deferred pursuant to this Section 23(b)(ii) shall be paid in a lump sum to Executive, and any remaining payments due under the Agreement shall be paid as otherwise provided herein. For the purposes of clarification, any payments that are subject to Section 409A shall not include any payments on the occurrence of an involuntary termination of employment that would satisfy the short-term deferral exclusions described in Section 1.409A-l(b)(4) of the Department of Treasury Regulations or the separation pay exception described in Section 1.409A-l(b)(9) of the Department of Treasury Regulations, and such payments shall be made to Executive immediately upon his termination;

(iii)	The determination of whether Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his separation from service shall be made by the Company in accordance with the terms of Section 409A and applicable guidance thereunder (including without limitation Section 1.409A-l(i) of the Department of Treasury Regulations and any successor provision thereto);

(iv)	For purposes of Section 409A, Executive’s right to receive installment payments pursuant to Section 8(c) shall be treated as a right to receive a series of separate and distinct payments; and

(v)	The reimbursement of any expense under Section 6(e) or Section 8(a) shall be made no later than December 31 of the year following the year in which the expense was incurred.

The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year.
24. Right to Change Designated Beneficiary. Executive shall have the right, in his discretion, at any time, or from time to time, during the Term of Employment or Renewed Term of Employment, as applicable, to change the beneficiary designated by him on the signature page hereof for possible receipt of benefits payable under Section 8(d) above, by providing written notice thereof to Company.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

GETTY REALTY CORP., a Maryland corporation
By:	/s/ Leo Liebowitz
Leo Liebowitz, Chief Executive Officer

DESIGNATED BENEFICIARY	EXECUTIVE

Print Name:	/s/ David B. Driscoll David B. Driscoll

Address